Exhibit 99.1

1

ACTIVISION BLIZZARD ANNOUNCES SECOND-QUARTER 2021 FINANCIAL RESULTS

Santa Monica, CA – August 3, 2021 – Activision Blizzard, Inc. (Nasdaq: ATVI) today announced second-quarter 2021 results.

“With respect to our financial performance, we are pleased that the company continued to deliver strong results in the second quarter, and we are raising our outlook for the year,” said Bobby Kotick, CEO of Activision Blizzard. “ We remain intensely focused on the well-being of our employees and we are committed to doing everything possible to ensure that our company has a welcoming, supportive and safe environment where all of our team members can thrive.”

Financial Metrics

	Q2
(in millions, except EPS)	2021	Prior Outlook*	2020
GAAP Net Revenues	$2,296	$2,135	$1,932
Impact of GAAP deferralsA	$(375)	$(285)	$146

GAAP EPS	$1.12	$0.81	$0.75
Non-GAAP EPS	$1.20	$0.91	$0.81
Impact of GAAP deferralsA	$(0.29)	$(0.21)	$0.16

* Prior outlook was provided by the company on May 4, 2021 in its earnings release.

Please refer to the tables at the back of this earnings release for a reconciliation of the company’s GAAP and non-GAAP results.

For the quarter ended June 30, 2021, Activision Blizzard’s net revenues presented in accordance with GAAP were $2.30 billion, as compared with $1.93 billion for the second quarter of 2020. GAAP net revenues from digital channels were $2.03 billion. GAAP operating margin was 42%. GAAP earnings per diluted share were $1.12, as compared with $0.75 for the second quarter of 2020. On a non-GAAP basis, Activision Blizzard’s operating margin was 44% and earnings per diluted share were $1.20, as compared with $0.81 for the second quarter of 2020.

For the quarter, operating cash flow was $388 million, as compared with $768 million for the second quarter of 2020. For the trailing twelve-month period, operating cash flow was $2.57 billion.

Please refer to the tables at the back of this press release for a reconciliation of the company’s GAAP and non-GAAP results.

Operating Metrics

For the quarter ended June 30, 2021, Activision Blizzard’s net bookingsB were $1.92 billion, as compared with $2.08 billion for the second quarter of 2020. In-game net bookingsC were $1.32 billion as compared with $1.37 billion for the second quarter of 2020.

For the quarter ended June 30, 2021, overall Activision Blizzard Monthly Active Users (MAUs)D were 408 million.

Activision Blizzard Announces Q2 2021 Financial Results	2

Commitment to a Safe Working Environment

Following serious allegations regarding the company’s employment, compensation and workplace practices, Activision Blizzard is taking swift action to ensure a safe and welcoming work environment for all employees. We have engaged a law firm to conduct a review of our policies and procedures to ensure that we have and maintain best practices to promote a respectful and inclusive workplace. We will be adding additional staff to our Compliance and Employee Relations teams, strengthening our capabilities in investigating employee concerns. We are creating safe spaces, moderated by third parties, for employees to speak out and share areas for improvements. We will be evaluating managers and leaders across the company with respect to their compliance with our processes for evaluating claims and imposing appropriate consequences. And we will be adding resources to ensure and enhance our consideration of diverse candidate slates for all open positions. The leadership of the company is committed to creating the most welcoming, comfortable, and safe culture possible.

Selected Business Highlights

Activision Blizzard exceeded its prior outlook for the second quarter, benefiting from strong execution by our creative and commercial teams in delivering compelling experiences and in-game content to our deeply engaged communities. Our increased investment in our largest franchises over the last two years has significantly expanded the scale and enhanced the financial trajectory for Call of Duty®, World of Warcraft®, and Candy CrushTM. This work continued to deliver strong results in the second quarter, even as countries continued to reopen from lockdowns related to the pandemic.

Activision

•	Activision delivered another strong quarter, contributing to record first half segment revenue and segment operating income. Activision had 127 million MAUsD in the second quarter.
•	The Call of Duty ecosystem sustained reach, engagement, and player investment well above levels seen prior to the introduction of free-to-play experiences across console, PC, and mobile. Q2 franchise MAUsD were consistent versus the year ago quarter, and over three times higher than Q2 2019. Hours played in the franchise in Q2 were higher than for the entirety of 2019.
•	Conversion from Warzone again drove strong premium sales at multiples of the level typically seen in Q2 prior to 2020.
•	Console and PC in-game net bookingsC were similar to that seen in Q1, and approximately four times the level of Q2 2019.
•	For Call of Duty Mobile, net bookings grew double-digit percentages year-over-year and quarter-over-quarter, driven by strong execution in seasonal content in the West and the recent launch of the game in China. Call of Duty Mobile is on track to exceed $1 billion in consumer spending for the year.

Blizzard

•	Blizzard’s launch of Burning CrusadeTM Classic in June marked the start of what is intended to be a very significant 18-month period for content releases. Blizzard had 26 million MAUsD in the second quarter.
•	World of Warcraft net bookingsB again grew a double-digit percentage year-over-year, driven by the launch of Burning Crusade Classic. Subscriber numbers and hours played were higher following the release, demonstrating the importance of Classic in enabling more ways for players to engage. World of Warcraft remains on track for much stronger engagement this year than is typical outside of a modern expansion year.
•	The latest expansion of the Hearthstone® franchise, Forged in the BarrensTM, delivered expansion-over-expansion net bookingsB growth for a second consecutive release following its March launch. With the latest expansion, United in StormwindTM, launching today, and MercenariesTM, a new mode in the popular role-playing genre planned for the coming months, we expect the financial performance of Hearthstone to strengthen in the second half of the year.
•	The highly anticipated Diablo® II: ResurrectedTM will launch on PC and console on September 23. On mobile, Diablo ImmortalTM continued to progress well through testing, receiving excellent feedback for its gameplay. The team is pursuing additional opportunities to make the title even more engaging for a wider audience, with the launch now slated for first half of 2022. Blizzard continues to make strong progress on Diablo® 4 and is allocating substantial resources to creating exciting in-game content to drive engagement over multiple years.
•	Overwatch® 2 development passed an important internal milestone in recent weeks. After a great response to the recent community update, the team is looking forward to revealing more of the game in the coming months as they approach the later stages of production.

King

•	King segment revenue grew 15% year-over-year, with segment operating income growing even faster and both metrics reaching new records. King had 255 million MAUsD in the second quarter.
•	The business saw ongoing year-over-year growth in franchise payers and investment per payer, with Candy Crush once again the highest grossing game franchise in the United States app stores[1].
•	Building on successful initiatives to broaden its payer base over the last two years, King has been accelerating the delivery of compelling seasonal content, and in Q2, reached a monthly cadence within Candy Crush SagaTM, its largest title. The team is planning an innovative slate of seasonal events and live operations for the second half of the year, including tie-ins with brands that value the association with our premium network, positioning the franchise for ongoing momentum in its in-game business.
•	Advertising revenues grew sequentially and doubled year-over-year. King’s ongoing initiatives to enhance its ad platform, work with more demand partners and reach more categories of advertisers drove year-over-year growth in both volume and pricing, with broad-based strength across geographies.

Activision Blizzard Announces Q2 2021 Financial Results	3

Company Outlook

In July 2021, the State of California filed a complaint against the Company alleging violations of the California Fair Employment and Housing Act and the California Equal Pay Act. The complaint was recently filed, and we are taking actions to address the concerns of employees and other key stakeholders and the adverse consequences to our business. If we experience prolonged periods of adverse publicity, significantly reduced productivity or other negative consequences relating to this matter, our business likely would be adversely impacted. We are carefully monitoring all aspects of our business for any such impacts.

(in millions, except EPS)	GAAP Outlook	Non-GAAP Outlook	Impact of GAAP deferralsA
CY 2021
Net Revenues	$8,515	$8,515	$135
EPS	$3.08	$3.54	$0.22
Fully Diluted Shares	785	785

Q3 2021
Net Revenues	$1,970	$1,970	$(120)
EPS	$0.64	$0.75	$(0.10)
Fully Diluted Shares	785	785

Net bookingsB are expected to be $8.65 billion for 2021 and $1.85 billion for the third quarter of 2021.

Activision Blizzard Announces Q2 2021 Financial Results	4

Capital Allocation

The company paid a cash dividend of $0.47 per common share, up 15% year-over-year, on May 6, 2021. Cash payments totaled $365 million.

Conference Call

Today at 4:30 p.m. EDT, Activision Blizzard’s management will host a conference call and webcast to discuss the company’s results for the quarter ended June 30, 2021 and management’s outlook for the remainder of 2021. The company welcomes all members of the financial and media communities and other interested parties to visit https://investor.activision.com to listen to the conference call via live Webcast or to listen to the call live by dialing into 866-777-2509 in the U.S. We encourage participants to pre-register for the conference call using the following link https://dpregister.com/sreg/10157836/e9f11bb8b0. A replay of the call will also be available after the call's conclusion and archived for one year at https://investor.activision.com/events.cfm.

About Activision Blizzard

Our mission, to connect and engage the world through epic entertainment has never been more important. Through communities rooted in our video game franchises we enable hundreds of millions of people to experience joy, thrill and achievement. We enable social connections through the lens of fun, and we foster purpose and a sense of accomplishment through healthy competition. Like sport, but with greater accessibility, our players can find purpose and meaning through competitive gaming. Video games, unlike any other social or entertainment media, have the ability to break down the barriers that can inhibit tolerance and understanding.

Activision Blizzard Announces Q2 2021 Financial Results	5

Celebrating differences is at the core of our culture and ensures we can create games for players of diverse backgrounds in the 190 countries our games are played.

As a member of the Fortune 500 and as a component company of the S&P 500, we have an extraordinary track record of delivering superior shareholder returns for over 30 years.

Our enduring franchises are some of the world’s most popular, including Call of Duty®, Crash Bandicoot™, World of Warcraft®, Overwatch®, Hearthstone®, Diablo®, StarCraft®, Candy Crush™, Bubble Witch™, Pet Rescue™ and Farm Heroes™. Our sustained success has enabled the company to support corporate social responsibility initiatives that are directly tied to our franchises. As an example, our Call of Duty Endowment has helped find employment for over 85,000 veterans.

Learn more information about Activision Blizzard and how we connect and engage the world through epic entertainment on the company's website, www.activisionblizzard.com.

1 Based on App Annie Intelligence.

A Net effect of accounting treatment from revenue deferrals on certain of our online-enabled products. Since certain of our games are hosted online or include significant online functionality that represents a separate performance obligation, we defer the transaction price allocable to the online functionality from the sale of these games and then recognize the attributable revenues over the relevant estimated service periods, which are generally less than a year. The related cost of revenues is deferred and recognized as an expense as the related revenues are recognized. Impact from changes in deferrals refers to the net effect from revenue deferrals accounting treatment for the purposes of revenues, along with, for the purposes of EPS, the related cost of revenues deferrals treatment and the related tax impacts. Internally, management excludes the impact of this change in deferred revenues and related cost of revenues when evaluating the company’s operating performance, when planning, forecasting and analyzing future periods, and when assessing the performance of its management team. Management believes this is appropriate because doing so enables an analysis of performance based on the timing of actual transactions with our customers. In addition, management believes excluding the change in deferred revenues and the related cost of revenues provides a much more timely indication of trends in our operating results.

B Net bookings is an operating metric that is defined as the net amount of products and services sold digitally or sold-in physically in the period, and includes license fees, merchandise, and publisher incentives, among others, and is equal to net revenues excluding the impact from deferrals.

C In-game net bookings primarily includes the net amount of downloadable content and microtransactions sold during the period, and is equal to in-game net revenues excluding the impact from deferrals.

D Monthly Active User (“MAU”) Definition: We monitor MAUs as a key measure of the overall size of our user base. MAUs are the number of individuals who accessed a particular game in a given month. We calculate average MAUs in a period by adding the total number of MAUs in each of the months in a given period and dividing that total by the number of months in the period. An individual who accesses two of our games would be counted as two users. In addition, due to technical limitations, for Activision and King, an individual who accesses the same game on two platforms or devices in the relevant period would be counted as two users. For Blizzard, an individual who accesses the same game on two platforms or devices in the relevant period would generally be counted as a single user. In certain instances, we rely on third parties to publish our games. In these instances, MAU data is based on information provided to us by those third parties, or, if final data is not available, reasonable estimates of MAUs for these third-party published games.

Activision Blizzard Announces Q2 2021 Financial Results	6

Non-GAAP Financial Measures: As a supplement to our financial measures presented in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”), Activision Blizzard presents certain non-GAAP measures of financial performance. These non-GAAP financial measures are not intended to be considered in isolation from, as a substitute for, or as more important than, the financial information prepared and presented in accordance with GAAP. In addition, these non-GAAP measures have limitations in that they do not reflect all of the items associated with the company’s results of operations as determined in accordance with GAAP.

Activision Blizzard provides net income (loss), earnings (loss) per share, and operating margin data and guidance both including (in accordance with GAAP) and excluding (non-GAAP) certain items. When relevant, the company also provides constant FX information to provide a framework for assessing how our underlying businesses performed excluding the effect of foreign currency rate fluctuations. In addition, Activision Blizzard provides EBITDA (defined as GAAP net income (loss) before interest (income) expense, income taxes, depreciation, and amortization) and adjusted EBITDA (defined as non-GAAP operating margin (see non-GAAP financial measure below) before depreciation). The non-GAAP financial measures exclude the following items, as applicable in any given reporting period and our outlook:

•	expenses related to share-based compensation;
•	the amortization of intangibles from purchase price accounting;
•	fees and other expenses related to acquisitions, including related debt financings, and refinancing of long-term debt, including penalties and the write off of unamortized discount and deferred financing costs;
•	restructuring and related charges;
•	other non-cash charges from reclassification of certain cumulative translation adjustments into earnings as required by GAAP;
•	the income tax adjustments associated with any of the above items (tax impact on non-GAAP pre-tax income is calculated under the same accounting principles applied to the GAAP pre-tax income under ASC 740, which employs an annual effective tax rate method to the results); and
•	significant discrete tax-related items, including amounts related to changes in tax laws, amounts related to the potential or final resolution of tax positions, and other unusual or unique tax-related items and activities.

In the future, Activision Blizzard may also consider whether other items should also be excluded in calculating the non-GAAP financial measures used by the company. Management believes that the presentation of these non-GAAP financial measures provides investors with additional useful information to measure Activision Blizzard’s financial and operating performance. In particular, the measures facilitate comparison of operating performance between periods and help investors to better understand the operating results of Activision Blizzard by excluding certain items that may not be indicative of the company’s core business, operating results, or future outlook. Additionally, we consider quantitative and qualitative factors in assessing whether to adjust for the impact of items that may be significant or that could affect an understanding of our ongoing financial and business performance or trends. Internally, management uses these non-GAAP financial measures, along with others, in assessing the company’s operating results, and measuring compliance with the requirements of the company’s debt financing agreements, as well as in planning and forecasting.

Activision Blizzard’s non-GAAP financial measures are not based on a comprehensive set of accounting rules or principles, and the terms non-GAAP net income, non-GAAP earnings per share, non-GAAP operating margin, and non-GAAP or adjusted EBITDA do not have a standardized meaning. Therefore, other companies may use the same or similarly named measures, but exclude different items, which may not provide investors a comparable view of Activision Blizzard’s performance in relation to other companies.

Management compensates for the limitations resulting from the exclusion of these items by considering the impact of the items separately and by considering Activision Blizzard’s GAAP, as well as non-GAAP, results and outlook, and by presenting the most comparable GAAP measures directly ahead of non-GAAP measures, and by providing a reconciliation that indicates and describes the adjustments made.

Activision Blizzard Announces Q2 2021 Financial Results	7

Cautionary Note Regarding Forward-looking Statements: The statements contained herein that are not historical facts are forward-looking statements including, but not limited to statements about: (1) projections of revenues, expenses, income or loss, earnings or loss per share, cash flow, or other financial items; (2) statements of our plans and objectives, including those related to releases of products or services and restructuring activities; (3) statements of future financial or operating performance, including the impact of tax items thereon; and (4) statements of assumptions underlying such statements. Activision Blizzard, Inc. generally uses words such as “outlook,” “forecast,” “will,” “could,” “should,” “would,” “to be,” “plan,” “aims,” “believes,” “may,” “might,” “expects,” “intends,” “seeks,” “anticipates,” “estimate,” “future,” “positioned,” “potential,” “project,” “remain,” “scheduled,” “set to,” “subject to,” “upcoming,” and the negative version of these words and other similar words and expressions to help identify forward-looking statements. Forward-looking statements are subject to business and economic risks, reflect management’s current expectations, estimates, and projections about our business, and are inherently uncertain and difficult to predict.

We caution that a number of important factors, many of which are beyond our control, could cause our actual future results and other future circumstances to differ materially from those expressed in any forward-looking statements. Such factors include, but are not limited to: the ongoing global impact of a novel strain of coronavirus which emerged in December 2019 (“COVID-19”) (including, without limitation, the potential for significant short- and long-term global unemployment and economic weakness and a resulting impact on global discretionary spending; potential strain on the retailers, distributors and manufacturers who sell our physical products to customers and the platform providers on whose networks and consoles certain of our games are available; effects on our ability to release our content in a timely manner; effects on the operations of our professional esports leagues; the impact of large-scale intervention by the Federal Reserve and other central banks around the world, including the impact on interest rates; increased demand for our games due to stay-at-home orders and curtailment of other forms of entertainment, which may not be sustained; and volatility in foreign exchange rates); our ability to consistently deliver popular, high-quality titles in a timely manner, which has been made more difficult as a result of the COVID-19 pandemic; competition; concentration of revenue among a small number of franchises; our ability to satisfy the expectations of consumers with respect to our brands, games, services, and/or business practices; our ability to attract, retain and motivate skilled personnel; rapid changes in technology and industry standards; increasing importance of revenues derived from digital distribution channels; risks associated with the retail sales business model; the continued growth in the scope and complexity of our business; substantial influence of third-party platform providers over our products and costs; success and availability of video game consoles manufactured by third parties, including our ability to predict the consoles that will be most successful in the marketplace and develop commercially-successful products for those consoles; risks associated with the free-to-play business model, including dependence on a relatively small number of consumers for a significant portion of revenues and profits from any given game; our ability to realize the expected benefits of, and effectively implement and manage, our restructuring actions; difficulties in integrating acquired businesses or otherwise realizing the anticipated benefits of strategic transactions; the seasonality in the sale of our products; risks relating to behavior of our distributors, retailers, development, and licensing partners, or other affiliated third parties that may harm our brands or business operations; risks associated with our use of open source software; risks and uncertainties of conducting business outside the United States (the “U.S.”); risks associated with undisclosed content or features that may result in consumers’ refusal to buy or retailers’ refusal to sell our products; risks associated with objectionable consumer or other third party-created content; reliance on servers and networks to distribute and operate our games and our proprietary online gaming service; potential data breaches and other cybersecurity risks; significant disruption during our live events; risks related to the impacts of catastrophic events, including the susceptibility of the location of our headquarters to earthquakes; provisions in our corporate documents that may make it more difficult for any person to acquire control of our company; risks and costs associated with legal proceedings, including the impact of the complaint filed by the California Department of Fair Employment and Housing alleging violations of the California Fair Employment and Housing Act and the California Equal Pay Act; intellectual property claims; increasing regulation in key territories; regulation relating to the Internet, including potential harm from laws impacting “net neutrality”; regulation concerning data privacy; scrutiny regarding the appropriateness of our games’ content, including ratings assigned by third parties; changes in tax rates or exposure to additional tax liabilities, as well as the outcome of current or future tax disputes; fluctuations in currency exchange rates; impacts of changes in financial accounting standards; insolvency or business failure of any of our business partners, which has been magnified as a result of the COVID-19 pandemic; risks associated with our reliance on discretionary spending; and the other factors identified in “Risk Factors” included in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2020.

The forward-looking statements contained herein are based on information available to Activision Blizzard, Inc. as of the date of this filing and we assume no obligation to update any such forward-looking statements. Although these forward-looking statements are believed to be true when made, they may ultimately prove to be incorrect. These statements are not guarantees of our future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and may cause actual results to differ materially from current expectations.

Activision Blizzard Announces Q2 2021 Financial Results	8

Activision Blizzard, Inc.

Investors and Analysts:

ir@activisionblizzard.com

or

Press:

pr@activisionblizzard.com

###

(Tables to Follow)

ACTIVISION BLIZZARD, INC. AND SUBSIDIARIES	9
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(Amounts in millions, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net revenues
Product sales	$568	$533	$1,243	$1,076
In-game, subscription, and other revenues[1]	1,728	1,399	3,328	2,643
Total net revenues	2,296	1,932	4,571	3,719

Costs and expenses
Cost of revenues—product sales:
Product costs	116	137	255	255
Software royalties, amortization, and intellectual property licenses	88	33	200	115
Cost of revenues—in-game, subscription, and other:
Game operations and distribution costs	322	271	619	529
Software royalties, amortization, and intellectual property licenses	29	28	59	74
Product development	335	291	688	528
Sales and marketing	245	242	482	485
General and administrative	189	175	471	343
Restructuring and related costs	13	6	43	29
Total costs and expenses	1,337	1,183	2,817	2,358

Operating income	959	749	1,754	1,361

Interest and other expense (income), net	(43)	22	(14)	30
Income before income tax expense	1,002	727	1,768	1,331

Income tax expense	126	147	272	247

Net income	$876	$580	$1,496	$1,084

Basic earnings per common share	$1.13	$0.75	$1.93	$1.41
Weighted average common shares outstanding	777	771	776	770

Diluted earnings per common share	$1.12	$0.75	$1.91	$1.40
Weighted average common shares outstanding assuming dilution	783	776	784	775

[1]	In-game, subscription, and other revenues represent revenues from microtransactions and downloadable content, World of Warcraft subscriptions, licensing royalties from our products and franchises, and other miscellaneous revenues.

ACTIVISION BLIZZARD, INC. AND SUBSIDIARIES	10
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Amounts in millions)

	June 30, 2021	December 31, 2020
Assets
Current assets
Cash and cash equivalents	$9,209	$8,647
Accounts receivable, net	682	1,052
Software development	249	352
Other current assets	747	514
Total current assets	10,887	10,565
Software development	267	160
Property and equipment, net	174	209
Deferred income taxes, net	1,447	1,318
Other assets	583	641
Intangible assets, net	449	451
Goodwill	9,765	9,765
Total assets	$23,572	$23,109

Liabilities and Shareholders' Equity
Current liabilities
Accounts payable	$217	$295
Deferred revenues	1,058	1,689
Accrued expenses and other liabilities	978	1,116
Total current liabilities	2,253	3,100
Long-term debt, net	3,606	3,605
Deferred income taxes, net	511	418
Other liabilities	916	949
Total liabilities	7,286	8,072

Shareholders' equity
Common stock	—	—
Additional paid-in capital	11,621	11,531
Treasury stock	(5,563)	(5,563)
Retained earnings	10,821	9,691
Accumulated other comprehensive loss	(593)	(622)
Total shareholders’ equity	16,286	15,037
Total liabilities and shareholders’ equity	$23,572	$23,109

ACTIVISION BLIZZARD, INC. AND SUBSIDIARIES	11
SUPPLEMENTAL CASH FLOW INFORMATION
(Amounts in millions)

	Three Months Ended
	June 30,	September 30,	December 31,	March 31,	June 30,	Year over Year
	2020	2020	2020	2021	2021	% Increase (Decrease)
Cash Flow Data
Operating Cash Flow	$768	$196	$1,140	$844	$388	(49)%
Capital Expenditures	13	24	22	22	14	8
Non-GAAP Free Cash Flow[1]	$755	$172	$1,118	$822	$374	(50)

Operating Cash Flow - TTM[2]	$2,143	$2,030	$2,252	$2,948	$2,568	20
Capital Expenditures - TTM[2]	103	93	78	81	82	(20)
Non-GAAP Free Cash Flow[1] - TTM[2]	$2,040	$1,937	$2,174	$2,867	$2,486	22%

1 Non-GAAP free cash flow represents operating cash flow minus capital expenditures.

2 TTM represents trailing twelve months. Operating Cash Flow for three months ended September 30, 2019, three months ended December 31, 2019, and three months ended March 31, 2020, were $309 million, $918 million, and $148 million, respectively. Capital Expenditures for the three months ended September 30, 2019, three months ended December 31, 2019, and three months ended March 31, 2020, were $34 million, $37 million, and $19 million, respectively.

ACTIVISION BLIZZARD, INC. AND SUBSIDIARIES	12
RECONCILIATION OF GAAP NET INCOME TO NON-GAAP MEASURES
(Amounts in millions, except per share data)

Three Months Ended June 30, 2021	Net Revenues	Cost of Revenues— Product Sales: Product Costs	Cost of Revenues— Product Sales: Software Royalties and Amortization	Cost of Revenues—In- game/Subs/Other: Game Operations and Distribution Costs	Cost of Revenues—In- game/Subs/Other: Software Royalties and Amortization	Product Development	Sales and Marketing	General and Administrative	Restructuring and related costs	Total Costs and Expenses
GAAP Measurement	$2,296	$116	$88	$322	$29	$335	$245	$189	$13	$1,337
Share-based compensation[1]	—	—	(5)	(1)	—	(18)	(3)	(16)	—	(43)
Amortization of intangible assets[2]	—	—	—	—	—	—	—	(2)	—	(2)
Restructuring and related costs[3]	—	—	—	—	—	—	—	—	(13)	(13)
Non-GAAP Measurement	$2,296	$116	$83	$321	$29	$317	$242	$171	$—	$1,279

Net effect of deferred revenues and related cost of revenues[4]	$(375)	$(17)	$(81)	$(1)	$—	$—	$—	$—	$—	$(99)

	Operating Income	Net Income	Basic Earnings per Share	Diluted Earnings per Share
GAAP Measurement	$959	$876	$1.13	$1.12
Share-based compensation[1]	43	43	0.06	0.06
Amortization of intangible assets[2]	2	2	—	—
Restructuring and related costs[3]	13	13	0.02	0.02
Income tax impacts from items above[5]	—	7	0.01	0.01
Non-GAAP Measurement	$1,017	$941	$1.21	$1.20

Net effect of deferred revenues and related cost of revenues[4]	$(276)	$(229)	$(0.29)	$(0.29)

[1]	Includes expenses related to share-based compensation.

[2]	Reflects amortization of intangible assets from purchase price accounting.

[3]	Reflects restructuring initiatives, primarily severance and other restructuring-related costs.

[4]	Reflects the net effect from deferral of revenues and (recognition) of deferred revenues, along with related cost of revenues, on certain of our online-enabled products, including the effects of taxes.

[5]	Reflects the income tax impact associated with the above items. Tax impact on non-GAAP pre-tax income is calculated under the same accounting principles applied to the GAAP pre-tax income under ASC 740, which employs an annual effective tax rate method to the results.

The GAAP and non-GAAP earnings per share information is presented as calculated. The sum of these measures, as presented, may differ due to the impact of rounding.

ACTIVISION BLIZZARD, INC. AND SUBSIDIARIES	13
RECONCILIATION OF GAAP NET INCOME TO NON-GAAP MEASURES
(Amounts in millions, except per share data)

Six Months Ended June 30, 2021	Net Revenues	Cost of Revenues— Product Sales: Product Costs	Cost of Revenues— Product Sales: Software Royalties and Amortization	Cost of Revenues—In- game/Subs/Other: Game Operations and Distribution Costs	Cost of Revenues—In- game/Subs/Other: Software Royalties and Amortization	Product Development	Sales and Marketing	General and Administrative	Restructuring and related costs	Total Costs and Expenses
GAAP Measurement	$4,571	$255	$200	$619	$59	$688	$482	$471	$43	$2,817
Share-based compensation[1]	—	—	(12)	(1)	—	(34)	(7)	(140)	—	(194)
Amortization of intangible assets[2]	—	—	—	—	(3)	—	—	(4)	—	(7)
Restructuring and related costs[3]	—	—	—	—	—	—	—	—	(43)	(43)
Non-GAAP Measurement	$4,571	$255	$188	$618	$56	$654	$475	$327	$—	$2,573

Net effect of deferred revenues and related cost of revenues[4]	$(584)	$(30)	$(144)	$(2)	$—	$—	$—	$—	$—	$(176)

	Operating Income	Net Income	Basic Earnings per Share	Diluted Earnings per Share
GAAP Measurement	$1,754	$1,496	$1.93	$1.91
Share-based compensation[1]	194	194	0.25	0.25
Amortization of intangible assets[2]	7	7	0.01	0.01
Restructuring and related costs[3]	43	43	0.06	0.05
Income tax impacts from items above[5]	—	(30)	(0.04)	(0.04)
Non-GAAP Measurement	$1,998	$1,710	$2.20	$2.18

Net effect of deferred revenues and related cost of revenues[4]	$(408)	$(336)	$(0.43)	$(0.43)

[1]	Includes expenses related to share-based compensation.

[2]	Reflects amortization of intangible assets from purchase price accounting.

[3]	Reflects restructuring initiatives, primarily severance and other restructuring-related costs.

[4]	Reflects the net effect from deferral of revenues and (recognition) of deferred revenues, along with related cost of revenues, on certain of our online-enabled products, including the effects of taxes.

[5]	Reflects the income tax impact associated with the above items. Tax impact on non-GAAP pre-tax income is calculated under the same accounting principles applied to the GAAP pre-tax income under ASC 740, which employs an annual effective tax rate method to the results.

The GAAP and non-GAAP earnings per share information is presented as calculated. The sum of these measures, as presented, may differ due to the impact of rounding.

ACTIVISION BLIZZARD, INC. AND SUBSIDIARIES	14
RECONCILIATION OF GAAP NET INCOME TO NON-GAAP MEASURES
(Amounts in millions, except per share data)

Three Months Ended June 30, 2020	Net Revenues	Cost of Revenues— Product Sales: Product Costs	Cost of Revenues— Product Sales: Software Royalties and Amortization	Cost of Revenues—In- game/Subs/Other: Game Operations and Distribution Costs	Cost of Revenues—In- game/Subs/Other: Software Royalties and Amortization	Product Development	Sales and Marketing	General and Administrative	Restructuring and related costs	Total Costs and Expenses
GAAP Measurement	$1,932	$137	$33	$271	$28	$291	$242	$175	$6	$1,183
Share-based compensation[1]	—	—	(1)	—	—	(11)	(6)	(24)	—	(42)
Amortization of intangible assets[2]	—	—	—	—	(12)	—	—	(2)	—	(14)
Restructuring and related costs[3]	—	—	—	—	—	—	—	—	(6)	(6)
Non-GAAP Measurement	$1,932	$137	$32	$271	$16	$280	$236	$149	$—	$1,121

Net effect of deferred revenues and related cost of revenues[4]	$146	$(19)	$(15)	$16	$12	$—	$—	$—	$—	$(6)

	Operating Income	Net Income	Basic Earnings per Share	Diluted Earnings per Share
GAAP Measurement	$749	$580	$0.75	$0.75
Share-based compensation[1]	42	42	0.05	0.05
Amortization of intangible assets[2]	14	14	0.02	0.02
Restructuring and related costs[3]	6	6	0.01	0.01
Income tax impacts from items above[5]	—	(11)	(0.01)	(0.01)
Non-GAAP Measurement	$811	$631	$0.82	$0.81

Net effect of deferred revenues and related cost of revenues[4]	$152	$125	$0.16	$0.16

[1]	Includes expenses related to share-based compensation.

[2]	Reflects amortization of intangible assets from purchase price accounting.

[3]	Reflects restructuring initiatives, primarily severance and other restructuring-related costs.

[4]	Reflects the net effect from deferral of revenues and (recognition) of deferred revenues, along with related cost of revenues, on certain of our online-enabled products, including the effects of taxes.

[5]	Reflects the income tax impact associated with the above items. Tax impact on non-GAAP pre-tax income is calculated under the same accounting principles applied to the GAAP pre-tax income under ASC 740, which employs an annual effective tax rate method to the results.

The GAAP and non-GAAP earnings per share information is presented as calculated. The sum of these measures, as presented, may differ due to the impact of rounding.

ACTIVISION BLIZZARD, INC. AND SUBSIDIARIES	15
RECONCILIATION OF GAAP NET INCOME TO NON-GAAP MEASURES
(Amounts in millions, except per share data)

Six Months Ended June 30, 2020	Net Revenues	Cost of Revenues— Product Sales: Product Costs	Cost of Revenues— Product Sales: Software Royalties and Amortization	Cost of Revenues—In- game/Subs/Other: Game Operations and Distribution Costs	Cost of Revenues—In- game/Subs/Other: Software Royalties and Amortization	Product Development	Sales and Marketing	General and Administrative	Restructuring and related costs	Total Costs and Expenses
GAAP Measurement	$3,719	$255	$115	$529	$74	$528	$485	$343	$29	$2,358
Share-based compensation[1]	—	—	(6)	(1)	—	(18)	(12)	(48)	—	(85)
Amortization of intangible assets[2]	—	—	—	—	(43)	—	—	(4)	—	(47)
Restructuring and related costs[3]	—	—	—	—	—	—	—	—	(29)	(29)
Non-GAAP Measurement	$3,719	$255	$109	$528	$31	$510	$473	$291	$—	$2,197

Net effect of deferred revenues and related cost of revenues[4]	$(119)	$(57)	$(67)	$13	$11	$—	$—	$—	$—	$(100)

	Operating Income	Net Income	Basic Earnings per Share	Diluted Earnings per Share
GAAP Measurement	$1,361	$1,084	$1.41	$1.40
Share-based compensation[1]	85	85	0.11	0.11
Amortization of intangible assets[2]	47	47	0.06	0.06
Restructuring and related costs[3]	29	29	0.04	0.04
Income tax impacts from items above[5]	—	(23)	(0.03)	(0.03)
Non-GAAP Measurement	$1,522	$1,222	$1.59	$1.58

Net effect of deferred revenues and related cost of revenues[4]	$(19)	$(17)	$(0.02)	$(0.02)

[1]	Includes expenses related to share-based compensation.

[2]	Reflects amortization of intangible assets from purchase price accounting.

[3]	Reflects restructuring initiatives, primarily severance and other restructuring-related costs.

[4]	Reflects the net effect from deferral of revenues and (recognition) of deferred revenues, along with related cost of revenues, on certain of our online-enabled products, including the effects of taxes.

[5]	Reflects the income tax impact associated with the above items. Tax impact on non-GAAP pre-tax income is calculated under the same accounting principles applied to the GAAP pre-tax income under ASC 740, which employs an annual effective tax rate method to the results.

The GAAP and non-GAAP earnings per share information is presented as calculated. The sum of these measures, as presented, may differ due to the impact of rounding.

ACTIVISION BLIZZARD, INC. AND SUBSIDIARIES	16
OPERATING SEGMENTS INFORMATION
(Amounts in millions)

Three Months Ended	June 30, 2021				$ Increase / (Decrease)
	Activision	Blizzard	King	Total	Activision	Blizzard	King	Total
Segment Net Revenues
Net revenues from external customers	$789	$411	$635	$1,835	$(204)	$(22)	$82	$(144)
Intersegment net revenues[1]	—	22	—	22	—	(6)	—	(6)
Segment net revenues	$789	$433	$635	$1,857	$(204)	$(28)	$82	$(150)

Segment operating income	$363	$141	$248	$752	$(196)	$(62)	$36	$(222)

Operating Margin				40.5%

	June 30, 2020
	Activision	Blizzard	King	Total
Segment Net Revenues
Net revenues from external customers	$993	$433	$553	$1,979
Intersegment net revenues[1]	—	28	—	28
Segment net revenues	$993	$461	$553	$2,007

Segment operating income	$559	$203	$212	$974

Operating Margin				48.5%

Six Months Ended	June 30, 2021				$ Increase / (Decrease)
	Activision	Blizzard	King	Total	Activision	Blizzard	King	Total
Segment Net Revenues
Net revenues from external customers	$1,680	$869	$1,244	$3,793	$168	$(1)	$193	$360
Intersegment net revenues[1]	—	47	—	47	—	3	—	3
Segment net revenues	$1,680	$916	$1,244	$3,840	$168	$2	$193	$363

Segment operating income	$804	$349	$452	$1,605	$61	$(51)	$85	$95

Operating Margin				41.8%

	June 30, 2020
	Activision	Blizzard	King	Total
Segment Net Revenues
Net revenues from external customers	$1,512	$870	$1,051	$3,433
Intersegment net revenues[1]	—	44	—	44
Segment net revenues	$1,512	$914	$1,051	$3,477

Segment operating income	$743	$400	$367	$1,510

Operating Margin				43.4%

[1]	Intersegment revenues reflect licensing and service fees charged between segments.

Our operating segments are consistent with the manner in which our operations are reviewed and managed by our Chief Executive Officer, who is our chief operating decision maker (“CODM”). The CODM reviews segment performance exclusive of: the impact of the change in deferred revenues and related cost of revenues with respect to certain of our online-enabled games; share-based compensation expense; amortization of intangible assets as a result of purchase price accounting; fees and other expenses (including legal fees, costs, expenses and accruals) related to acquisitions, associated integration activities, and financings; certain restructuring and related costs; and other non-cash charges. See the following page for the reconciliation tables of segment revenues and operating income to consolidated net revenues and consolidated income before income tax expense.

Our operating segments are also consistent with our internal organization structure, the way we assess operating performance and allocate resources, and the availability of separate financial information. We do not aggregate operating segments.

ACTIVISION BLIZZARD, INC. AND SUBSIDIARIES	17
OPERATING SEGMENTS INFORMATION
(Amounts in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Reconciliation to consolidated net revenues:
Segment net revenues	$1,857	$2,007	$3,840	$3,477
Revenues from non-reportable segments[1]	86	99	194	167
Net effect from recognition (deferral) of deferred net revenues[2]	375	(146)	584	119
Elimination of intersegment revenues[3]	(22)	(28)	(47)	(44)
Consolidated net revenues	$2,296	$1,932	$4,571	$3,719

Reconciliation to consolidated income before income tax expense:
Segment operating income	$752	$974	$1,605	$1,510
Operating income (loss) from non-reportable segments[1]	(11)	(11)	(15)	(7)
Net effect from recognition (deferral) of deferred net revenues and related cost of revenues[2]	276	(152)	408	19
Share-based compensation expense	(43)	(42)	(194)	(85)
Amortization of intangible assets	(2)	(14)	(7)	(47)
Restructuring and related costs[4]	(13)	(6)	(43)	(29)
Consolidated operating income	959	749	1,754	1,361
Interest and other expense (income), net	(43)	22	(14)	30
Consolidated income before income tax expense (benefit)	$1,002	$727	$1,768	$1,331

[1]	Includes other income and expenses outside of our reportable segments, including our distribution business and unallocated corporate income and expenses.

[2]	Reflects the net effect from (deferral) of revenues and recognition of deferred revenues, along with related cost of revenues, on certain of our online-enabled products.

[3]	Intersegment revenues reflect licensing and service fees charged between segments.

[4]	Reflects restructuring initiatives, primarily severance and other restructuring-related costs.

ACTIVISION BLIZZARD, INC. AND SUBSIDIARIES	18
NET REVENUES BY DISTRIBUTION CHANNEL
(Amounts in millions)

	Three Months Ended
	June 30, 2021		June 30, 2020		$ Increase	% Increase
	Amount	% of Total[1]	Amount	% of Total[1]	(Decrease)	(Decrease)
Net Revenues by Distribution Channel
Digital online channels[2]	$2,026	88%	$1,591	82%	$435	27%
Retail channels	137	6	168	9	(31)	(18)
Other[3]	133	6	173	9	(40)	(23)
Total consolidated net revenues	$2,296	100%	$1,932	100%	$364	19

Change in deferred revenues[4]
Digital online channels[2]	$(285)		$230
Retail channels	(93)		(82)
Other[3]	3		(2)
Total changes in deferred revenues	$(375)		$146

	Six Months Ended
	June 30, 2021		June 30, 2020		$ Increase	% Increase
	Amount	% of Total[1]	Amount	% of Total[1]	(Decrease)	(Decrease)
Net Revenues by Distribution Channel
Digital online channels[2]	$4,031	88%	$3,030	81%	$1,001	33%
Retail channels	286	6	390	10	(104)	(27)
Other[3]	254	6	299	8	(45)	(15)
Total consolidated net revenues	$4,571	100%	$3,719	100%	$852	23

Change in deferred revenues[4]
Digital online channels[2]	$(425)		$146
Retail channels	(167)		(255)
Other[3]	8		(10)
Total changes in deferred revenues	$(584)		$(119)

[1]	The percentages of total are presented as calculated. Therefore, the sum of these percentages, as presented, may differ due to the impact of rounding.

[2]	Net revenues from Digital online channels represent revenues from digitally-distributed downloadable content, microtransactions, subscriptions, and products, as well as licensing royalties.

[3]	Net revenues from Other primarily includes revenues from our distribution business, the Overwatch League, and the Call of Duty League.

[4]	Reflects the net effect from deferral of revenues and (recognition) of deferred revenues on certain of our online-enabled products.

ACTIVISION BLIZZARD, INC. AND SUBSIDIARIES	19
NET REVENUES BY PLATFORM
(Amounts in millions)

	Three Months Ended
	June 30, 2021		June 30, 2020		$ Increase	% Increase
	Amount	% of Total[1]	Amount	% of Total[1]	(Decrease)	(Decrease)
Net Revenues by Platform
Console	$740	32%	$655	34%	$85	13%
PC	628	27	482	25	146	30
Mobile and ancillary[2]	795	35	622	32	173	28
Other[3]	133	6	173	9	(40)	(23)
Total consolidated net revenues	$2,296	100%	$1,932	100%	$364	19

Change in deferred revenues[4]
Console	$(245)		$58
PC	(128)		37
Mobile and ancillary[2]	(5)		53
Other[3]	3		(2)
Total changes in deferred revenues	$(375)		$146

	Six Months Ended
	June 30, 2021		June 30, 2020		$ Increase	% Increase
	Amount	% of Total[1]	Amount	% of Total[1]	(Decrease)	(Decrease)
Net Revenues by Platform
Console	$1,538	34%	$1,249	34%	$289	23%
PC	1,248	27	981	26	267	27
Mobile and ancillary[2]	1,531	33	1,190	32	341	29
Other[3]	254	6	299	8	(45)	(15)
Total consolidated net revenues	$4,571	100%	$3,719	100%	$852	23

Change in deferred revenues[4]
Console	$(417)		$(172)
PC	(172)		17
Mobile and ancillary[2]	(3)		46
Other[3]	8		(10)
Total changes in deferred revenues	$(584)		$(119)

[1]	The percentages of total are presented as calculated. Therefore, the sum of these percentages, as presented, may differ due to the impact of rounding.

[2]	Net revenues from Mobile and ancillary include revenues from mobile devices, as well as non-platform specific game related revenues, such as standalone sales of physical merchandise and accessories.

[3]	Net revenues from Other primarily includes revenues from our distribution business, the Overwatch League, and the Call of Duty League.

[4]	Reflects the net effect from deferral of revenues and (recognition) of deferred revenues on certain of our online-enabled products.

ACTIVISION BLIZZARD, INC. AND SUBSIDIARIES	20
NET REVENUES BY GEOGRAPHIC REGION
(Amounts in millions)

	Three Months Ended
	June 30, 2021		June 30, 2020		$ Increase	% Increase
	Amount	% of Total[1]	Amount	% of Total[1]	(Decrease)	(Decrease)
Net Revenues by Geographic Region
Americas	$1,346	59%	$1,112	58%	$234	21%
EMEA[2]	695	30	615	32	80	13
Asia Pacific	255	11	205	11	50	24
Total consolidated net revenues	$2,296	100%	$1,932	100%	$364	19

Change in deferred revenues[3]
Americas	$(218)		$124
EMEA[2]	(133)		16
Asia Pacific	(24)		6
Total changes in deferred revenues	$(375)		$146

	Six Months Ended
	June 30, 2021		June 30, 2020		$ Increase	% Increase
	Amount	% of Total[1]	Amount	% of Total[1]	(Decrease)	(Decrease)
Net Revenues by Geographic Region
Americas	$2,653	58%	$2,060	55%	$593	29%
EMEA[2]	1,426	31	1,181	32	245	21
Asia Pacific	492	11	478	13	14	3
Total consolidated net revenues	$4,571	100%	$3,719	100%	$852	23

Change in deferred revenues[3]
Americas	$(340)		$(19)
EMEA[2]	(196)		(85)
Asia Pacific	(48)		(15)
Total changes in deferred revenues	$(584)		$(119)

[1]	The percentages of total are presented as calculated. Therefore, the sum of these percentages, as presented, may differ due to the impact of rounding.

[2]	Net revenues from EMEA consist of the Europe, Middle East, and Africa geographic regions.

[3]	Reflects the net effect from deferral of revenues and (recognition) of deferred revenues on certain of our online-enabled products.

ACTIVISION BLIZZARD, INC. AND SUBSIDIARIES	21
EBITDA AND ADJUSTED EBITDA
(Amounts in millions)

	September 30, 2020	December 31, 2020	March 31, 2021	June 30, 2021	Trailing Twelve Months Ended June 30, 2021
GAAP Net Income	$604	$508	$619	$876	$2,607
Interest and other expense (income), net	25	31	30	(43)	43
Loss on extinguishment of debt	31	—	—	—	31
Provision for income taxes	118	55	146	126	445
Depreciation and amortization	46	45	33	28	152
EBITDA	824	639	828	987	3,278

Share-based compensation expense[1]	53	80	151	43	327
Restructuring and related costs[2]	9	55	30	13	107
Adjusted EBITDA	$886	$774	$1,009	$1,043	$3,712

Change in deferred net revenues and related cost of revenues[3]	$(150)	$407	$(132)	$(276)	$(151)

[1]	Includes expenses related to share-based compensation.

[2]	Reflects restructuring initiatives, primarily severance and other restructuring-related costs.

[3]	Reflects the net effect from deferral of revenues and (recognition) of deferred revenues, along with related cost of revenues, on certain of our online-enabled products.

ACTIVISION BLIZZARD, INC. AND SUBSIDIARIES	22
GAAP to Non-GAAP Reconciliation
(Amounts in millions, except per share data)

	Outlook for the	Outlook for the
	Three Months Ending	Year Ending
	September 30, 2021	December 31, 2021
Net Revenues[1]	$1,970	$8,515
Change in deferred revenues[2]	$(120)	$135

Earnings Per Diluted Share (GAAP)	$0.64	$3.08
Excluding the impact of:
Share-based compensation[3]	0.09	0.43
Amortization of intangible assets[4]	—	0.01
Restructuring and related costs[5]	0.02	0.09
Income tax impacts from items above[6]	(0.01)	(0.07)
Earnings Per Diluted Share (Non-GAAP)	$0.75	$3.54

Net effect of deferred net revenues and related cost of revenues on Earnings Per Diluted Share[7]	$(0.10)	$0.22

[1]	Net Revenues represents the revenue outlook for both GAAP and Non-GAAP as they are measured the same.
[2]	Reflects the net effect from deferral of revenues and (recognition) of deferred revenues on certain of our online-enabled products.
[3]	Reflects expenses related to share-based compensation.
[4]	Reflects amortization of intangible assets from purchase price accounting.
[5]	Reflects restructuring initiatives, primarily severance and other restructuring-related costs.
[6]	Reflects the income tax impacts associated with the above items. Due to the inherent uncertainties in share price and option exercise behavior, we do not generally forecast excess tax benefits or tax shortfalls.
[7]	Reflects the net effect from deferral of revenues and (recognition) of deferred revenues, along with related cost of revenues, on certain of our online-enabled products, including the effect of taxes.

The per share adjustments and the GAAP and Non-GAAP earnings per share information are presented as calculated. Therefore, the sum of these measures, as presented, may differ due to the impact of rounding.

ACTIVISION BLIZZARD, INC. AND SUBSIDIARIES	23
OPERATING METRICS
(Amounts in millions)

Net Bookings1

	Three Months Ended June 30,				Six Months Ended June 30,
	2021	2020	$ Increase (Decrease)	% Increase (Decrease)	2021	2020	$ Increase (Decrease)	% Increase (Decrease)
Net bookings[1]	$1,921	$2,078	$(157)	(8)%	$3,987	$3,600	$387	11%
In-game net bookings[2]	$1,319	$1,374	$(55)	(4)%	$2,661	$2,329	$332	14%

1 We monitor net bookings as a key operating metric in evaluating the performance of our business because it enables an analysis of performance based on the timing of actual transactions with our customers and provides more timely indications of trends in our operating results. Net bookings is the net amount of products and services sold digitally or sold-in physically in the period, and includes license fees, merchandise, and publisher incentives, among others. Net bookings is equal to net revenues excluding the impact from deferrals.

2 In-game net bookings primarily includes the net amount of downloadable content and microtransactions sold during the period, and is equal to in-game net revenues excluding the impact from deferrals.

Monthly Active Users3

	June 30, 2020	September 30, 2020	December 31, 2020	March 31, 2021	June 30, 2021
Activision	125	111	128	150	127
Blizzard	32	30	29	27	26
King	271	249	240	258	255
Total MAUs	428	390	397	435	408

3 We monitor monthly active users (“MAUs”) as a key measure of the overall size of our user base. MAUs are the number of individuals who accessed a particular game in a given month. We calculate average MAUs in a period by adding the total number of MAUs in each of the months in a given period and dividing that total by the number of months in the period. An individual who accesses two of our games would be counted as two users. In addition, due to technical limitations, for Activision and King, an individual who accesses the same game on two platforms or devices in the relevant period would be counted as two users. For Blizzard, an individual who accesses the same game on two platforms or devices in the relevant period would generally be counted as a single user. In certain instances, we rely on third parties to publish our games. In these instances, MAU data is based on information provided to us by those third parties, or, if final data is not available, reasonable estimates of MAUs for these third-party published games.